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EXHIBIT 5


                             Day, Berry & Howard LLP
                                875 THIRD AVENUE
                               NEW YORK, NY 10022




                                                              May 24, 2005


Globix Corporation
139 Centre Street
New York, New York 10013

Ladies and Gentlemen:

         We have acted as special counsel to Globix Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of the sale by stockholders of the Company of up to 11,183,876 shares of the Company's common stock, par value $0.01 per share
(the "Shares"). The Shares are being registered to permit the selling holders to sell these shares from time to time to the public. The Shares are being registered pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

         In connection with this opinion, we have examined such corporate records and other documents, and have reviewed such matters of law, as we have deemed necessary or appropriate. Based on the foregoing, we are of the opinion that the Shares to be sold by the selling holders have been legally and validly issued, and are fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the related prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not thereby submit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                  Very truly yours,



                                                  /s/ DAY, BERRY & HOWARD LLP